Exhibit 97.1
OAKTREE SPECIALTY LENDING CORPORATION
CLAWBACK POLICY
I.    PURPOSE
The Board of Directors (the “Board”) of Oaktree Specialty Lending Corporation, a Delaware corporation (the “Company”), believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation if the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder, and the listing standards of The Nasdaq Stock Market LLC.
II.    COVERED EXECUTIVES
This Policy applies to the Company’s current and former executive officers (as determined by the Board in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of The Nasdaq Stock Market LLC) and such other senior executives/employees who may from time to time be deemed subject to this Policy by the Board (“Covered Executives”).
III.    RECOUPMENT
If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the “securities laws” (as defined in Section 10D), including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each an “Accounting Restatement”), the Board will require reimbursement or forfeiture of the Overpayment (as defined below) received by any Covered Executive from the Company during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years.
“Incentive-Based Compensation” means any compensation that is granted to, earned by, or received by, a Covered Executive, based wholly or in part upon the attainment of a financial reporting measure, including: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal; (iii) other cash awards based on satisfaction of a financial reporting measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part on satisfying a financial reporting measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a financial reporting measure performance goal. Compensation that would not be considered Incentive-Based Compensation includes: (a) salaries; (b) bonuses paid solely on satisfying subjective standards; (c) non-equity incentive plan awards earned solely on satisfying strategic or operational measures; (d) wholly time-based equity awards; and (e) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.
A financial reporting measure is: (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure, such as revenues, earnings before interest, taxes, depreciation and amortization (“EBITDA”), or net income, and (ii) stock price and total stockholder return. Financial reporting measures include: net assets or net asset value per share; revenues; net income; operating income; profitability of one or more reportable segments; financial ratios; EBITDA; funds from operations and adjusted funds from operations; liquidity measures; return measures; earnings measures; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an accounting restatement; and tax basis income.

The amount to be recovered will be equal to the amount of Incentive-Based Compensation received from the Company that is in excess of the amount of Incentive-Based Compensation that otherwise would have been received from the Company had the Incentive-Based Compensation been determined based on the restated financial statements, and must be computed without regard to any taxes paid (the “Overpayment”). Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
For Incentive-Based Compensation based on stock price or total stockholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to The Nasdaq Stock Market LLC.
The Board will determine, in its sole discretion, the method for recouping Overpayment hereunder which may include, without limitation:
•requiring reimbursement of cash Incentive-Based Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and/or

•taking any other remedial and recovery action permitted by law, as determined by the Board.

The right to recovery will be limited to Overpayments paid or distributed during the three years prior to the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. In no event shall the Company be required to award any Covered Executives any additional payment if the restated or accurate financial results would have resulted in a higher Incentive-Based Compensation payment.
The Board shall recover any Overpayment in accordance with this Policy except to the extent that the Board determines such recovery would be impracticable because:
(i) The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered;
(ii) Recovery would violate home country law where that law was adopted prior to November 28, 2022; or
(iii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
IV.    OTHER RECOUPMENT RIGHTS
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
V.    ADMINISTRATION
This Policy shall be administered by the Board. Any determinations made by the Board shall be final and binding on all affected individuals. This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply to Incentive-Based Compensation (including Incentive-Based Compensation granted but not yet received as of the Effective Date pursuant to arrangements existing prior to the Effective Date).
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the applicable rules or standards adopted by the Securities and Exchange Commission or The Nasdaq Stock Market LLC.

VI.    NO INDEMNIFICATION
The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive-Based Compensation.
VII.    AMENDMENT; TERMINATION
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final rules or additional standards adopted by The Nasdaq Stock Market LLC. The Board may terminate this Policy at any time.
VIII.    SUCCESSORS
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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